NEWS RELEASE
APG: TSX
AGT: AMEX

Apollo Gold Announces Second Quarter 2007 Results with Improved Production and Profits

Denver, Colorado – August 15, 2007 - Apollo Gold Corporation ("Apollo" or the "Company") (APG:TSX, AGT:AMEX) is pleased to announce its operating results for the second quarter of 2007. Apollo recorded a net income of $2.4 million, or $0.02 per share, for the three months ended June 30, 2007, as compared to a net loss of $2.6 million, or $0.02 per share, for the three months ended June 30, 2006. The net loss for the six months ended June 30, 2007 was $2.2 million, or $0.02 per share, compared to a net loss of $6.8 million, or $0.06 per share, for the same period in 2006. Unless otherwise indicated, all dollar amounts are reported in US currency.

R. David Russell, President and CEO of Apollo, said, "I am very pleased with the quarterly results and the fact that we recorded our first ever income in a quarter, which is another significant milestone indicating the progress that Apollo Gold has made during 2007. The Montana Tunnels mine continues to perform well leading Apollo to record both profit in the quarter and positive cash flow from operating activities. I expect further improvement from the mine during the second half of 2007."

Second Quarter 2007 Highlights

- Apollo Gold's 50% share of production for the quarter from the Montana Tunnels mine (which is a joint venture with Elkhorn Tunnels, LLC) was:

Gold	5,483 ozs
Silver	86,267 ozs
Lead	1,892,000 lbs
Zinc	3,488,000 lbs

- Total cash costs[1] per ounce of gold for the quarter on a by-product basis were minus $237. Total cash costs on a co-product basis were as follows:

Gold	$406 per oz
Silver	$8.11 per oz
Lead	$0.70 per lb
Zinc	$1.05 per lb

- The results of a new ore reserve at Black Fox were published showing proven and probable reserves of 1,000,000 ounces of gold. A Canadian National Instrument 43-101 ("NI 43-101") was filed on August 14, 2007. Open pit reserves are 625,000 ounces of gold at an average grade of 5.8 grams per tonne. Underground reserves are 377,000 ounces of gold at an average grade of 10.6 grams per tonne.

[1] "Total cash costs" is a non-GAAP financial measure. Please see the note regarding non-GAAP financial measures at the end of this press release.

- At Black Fox, our third party consultant, SRK Consulting, Inc. ("SRK"), Denver, Colorado, has commenced work on a bankable feasibility study which we expect to be completed in the first quarter of 2008.

- At Black Fox a 20,000 meter drill program commenced in June 2007. The objective of the drill program is (a) to expand the mineralization along strike and down dip of the current reserves/resources, and (b) to infill drill certain targets identified by the NI 43-101 with the objective of converting some resources into reserves before completion of the bankable feasibility study.

Montana Tunnels Mine

At the Montana Tunnels mine the open pit remediation program was completed in February 2007 and the mill resumed operations on March 1, 2007.

During the second quarter 2007, approximately 3,400,000 tons were mined, of which 1,367,000 tons were ore, giving a strip ratio of 2.49. The mill processed 1,246,000 tons of ore at an average throughput of 13,700 tons per day for the quarter and payable production was 11,000 ounces of gold, 173,000 ounces of silver, 3,784,000 lbs of lead and 6,976,000 lbs of zinc. Apollo's share of this production was 50%. The mine commenced a project to increase mill throughput by 1,000 tons per day by re-commissioning a larger primary crusher (last utilized in 2005) which is scheduled for completion at the end of August 2007.

Ore mined	1,367,000 tons		
Waste mined	2,024,000 tons		
Total mined	3,391,000 tons		
Ore milled	1,246,000 tons		
Grade:		**Recoveries:**	
Au ounces per ton	0.0136	Au	72.9%
Ag ounces per ton	0.2420	Ag	73.3%
Pb %	0.2160	Pb	78.1%
Zn %	0.4455	Zn	76.6%

Forecast – We continue to believe that we will meet our previously announced production forecast for the Montana Tunnels mine for the period from March 1, 2007 to December 31, 2007 of 40,000 ozs of gold, 250,000 ozs of silver, 5,750,000 lbs of lead and 12,500,000 lbs of zinc. Apollo's share of this forecasted production would be 50%.

Black Fox

At the end of the second quarter 2007, a new mineral reserve and resource estimate was prepared by SRK. SRK has confirmed that the reserve and resource study complies in all respects with NI 43-101 guidelines. The table below summarizes the Black Fox Total Mineral Reserve:

Black Fox – Probable Reserves as of June 30, 2007

Mining Method	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t	Contained Au Ounces
Open Pit	1.0	3,362	5.8	625,000
Underground (1)	3.0	1,108	10.6	377,000
Total Reserves		**4,470**	**7.0**	**1,002,000**

(1) Underground Reserves include dilution of approximately 22% of which 66,000 tonnes of indicated material with an average grade of 1.26 g/t Au was used and the remaining amount of dilution material was assigned a grade of 0 g/t Au

The minable reserve was calculated based on a gold price of US$525/oz which is approximately the three-year trailing average. The average total cash cost per ounce of gold was calculated at $236 per ounce.

In addition to the reserves above, the NI 43-101 contains the indicated and inferred resources shown in the tables below:

Black Fox – Indicated Resources as of June 30, 2007(1)

Mining Method[3]	Category	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t
Open Pit	Indicated	1.0	997	4.5
Underground	Indicated	3.0	667	10.1

[3] Mining method is determined by relative location above or below the 9,815m elevation.

Black Fox – Inferred Resources as of June 30, 2007(2)

Mining Method[3]	Category	Cutoff Grade Au g/t	Tonnes (000)	Grade Au g/t
Open Pit	Inferred	1.0	3,256	4.7
Underground	Inferred	3.0	929	12.3

[3] Mining method is determined by relative location above or below the 9,815m elevation.

(1) *Cautionary Note to US Investors concerning estimates of Indicated Mineral Resources.* This press release uses the term "indicated mineral resources". We advise US investors that while the term is recognized and required by Canadian regulations, the US Securities and Exchange Commission ("SEC") does not recognize it. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

(2) *Cautionary Note to US Investors concerning estimates of Inferred Mineral Resources.* This press release uses the term "inferred mineral resources". We advise US investors that while the term is recognized and required by Canadian regulations, the SEC does not recognize it. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. US investors are cautioned not to assume that part or all of the inferred mineral resource exists, or is economically or legally minable.

Since we report our mineral reserves to both NI 43-101 and SEC Industry Guide 7 standards, it is possible for our reserve figure to vary between the two. Where such a variance occurs it will arise from the differing requirements for reporting mineral reserves. For example, the NI 43-101 has a minimum requirement that reserves be supported by a pre-feasibility study, whereas SEC Industry Guide 7 requires support from a full feasibility study done to bankable standards. The Black Fox

project thus reports reserves under NI 43-101, but reports no reserves under SEC Industry Guide 7 as a final bankable feasibility study has not been completed.

Consolidated Financial Results Summary

(All Dollars in US, 000's unless otherwise stated)

	Three months ended June 30,		Six months ended June 30,	
	2007	2006	2007	2006
Income (loss) from continuing operations for the period	$ 2,436	$ (2,568)	$ (2,211)	$ (6,521)
Loss from discontinued operations for the period	–	–	–	(250)
Net income (loss) for the period	**$ 2,436**	**$ (2,568)**	**$ (2,211)**	**$ (6,771)**
Basic and diluted net income (loss) per share from (US$):				
Continuing operations	$ 0.02	$ (0.02)	$ (0.02)	$ (0.06)
Discontinued operations	–	–	–	–
	$ 0.02	$ (0.02)	$ (0.02)	$ (0.06)
Basic weighted-average shares outstanding (in millions)	143.5	121.4	143.1	119.2
Diluted weighted-average shares outstanding (in millions)	144.7	121.4	143.1	119.2

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Montana Tunnels mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:
Investor Relations – Marlene Matsuoka
Phone: 720-886-9656 Ext. 217
E-mail: info@apollogold.com
Toll Free: 1-877-465-3484
Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements the meaning of section 21E of the United States *Securities Exchange Act of 1934*, as amended, with respect to our financial condition, results of operations, business prospects, plans, objectives, goals, strategies, future events, capital expenditure, and exploration and development efforts. Forward-looking statements can be identified by the use of words such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "continue," or the negative of such terms, or other comparable terminology. These statements include comments regarding future production, throughput rates, further improvement at the Montana Tunnels mine ("Mine"), cash flow from the Mine, the timing of completion of the large primary crusher at the Mine, and the timing of completion of and results of feasibility studies at Black Fox. These forward looking statements are subject to numerous risks, uncertainties and assumptions including unexpected changes in business and economic conditions, the results of current and future exploration activities, and other factors disclosed under the heading "Risk Factors" in Apollo's Annual Report on Form 10-K for the year ended December 31, 2006 and elsewhere in documents that Apollo files from time to time with the Toronto Stock Exchange, the American Stock Exchange, the United States Securities and Exchange Commission and other regulatory authorities. There can be no assurance that future developments affecting the Company will be those anticipated by management. The forecasts contained in this press release constitute management's current estimates, as of the date of this press release, with respect to the matters covered thereby. Apollo disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL MEASURES

The term "total cash cost" is a non-GAAP financial measure and is used on a per ounce of gold basis. Total cash cost is equivalent to direct operating cost as found on the Consolidated Statements of Operations and includes by-product

credits for payable silver, lead, and zinc production. We have included total cash cost information to provide investors with information about the cost structure of our mining operation. This information differs from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.